Exhibit 10.18

November 27, 2023

Joanne Bryce

Re: Transition and Separation Agreement

Dear Joanne:

This letter confirms that your employment with Disc Medicine, Inc. (the “Company”) will be ending. The Company sincerely appreciates your contributions to the Company and would like to make this transition as seamless as possible. Consistent with that, the Company will be providing you with the opportunity to serve as an advisor to the Company and to receive the severance benefits provided under your Employment Agreement with the Company effective upon the business combination among the Company, Disc Medicine Opco, Inc. (formerly Disc Medicine, Inc.) and Gemstone Merger Sub, Inc. pursuant to that certain Agreement and Plan of Merger, dated as of August 9, 2022 (the “Employment Agreement”). This is the Separation Agreement and Release referred to in the Employment Agreement and capitalized, but undefined terms are defined in the Employment Agreement.

Regardless of whether you enter into the Agreement, the following terms will apply with respect to the ending of your employment:

•
On the Date of Termination (defined below), the Company will pay you the “Accrued Obligations” under the Employment Agreement, i.e.: (i) any Base Salary earned through the Employment Date of Termination; (ii) any unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement); (iii) accrued but unused vacation days or PTO; and (iv) any vested benefits you may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.
•
Your eligibility to participate in the Company’s group health plans ceases on the Date of Termination in accordance with the terms and conditions of those plans. You may elect to continue your existing benefits under such plans in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
•
You are subject to the Continuing Obligations, including under your Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement executed by you on September 14, 2021 (the “Restrictive Covenants Agreement”).
•
If you do not enter into the Agreement below, you will cease vesting in your stock options on the Date of Termination consistent with the terms of the Equity Documents, and the unvested portion of your stock options will terminate and become null and void on the Date of Termination.

The remainder of this letter proposes an agreement between you and the Company (the “Agreement”). With those understandings, you and the Company agree as follows:

1.
Date of Termination.

Your employment will terminate on a date mutually agreed between you and the Company (the “Anticipated Termination Date”), unless you and the Company are unable to so agree (in which event the Company will determine the Anticipated Termination Date in good faith), you resign or are terminated by the Company for “Cause” (as defined in your Employment Agreement) prior to the Anticipated Termination Date. Your actual last day of employment with the Company, whether it is the Anticipated Termination Date or an earlier date, is the “Date of Termination.”

2.
2023 Bonus

The Company will pay you 100% of your target cash bonus for 2023, at the same time 2023 annual bonuses are paid to other executives.

3.
Advisor Period

If you (i) enter into, do not revoke and comply with this Agreement (including, without limitation, the Continuing Obligations, as defined below), and (ii) act cooperatively with the Company to transition your duties and responsibilities (the “Conditions”), the Company will engage you as an independent contractor advisor between the Date of Termination and the date that is nine (9) months after the Date of Termination, unless you resign prior to such date or the Company terminates your engagement for cause as reasonably determined by the Company (the “Advisor Period”).

During the Advisor Period, the Company will pay you $350 for each hour of services you provide the Company. You agree to track and record your hours in good faith. During the Advisor Period, you will be expected to be reasonably available on an as-needed basis to answer questions from the Chief Executive Officer (“CEO”) or other executives or employees, relating to transitioning your duties, but otherwise you are free to use your time as you please, including to search for another job. You will not need to come into the office during the Advisor Period, as any questions can be answered remotely. You agree that you will use your Company email to communicate to third parties outside of the Company only to transition your duties during the Advisor Period, and you acknowledge and agree that you are not authorized to bind the Company. During the Advisor Period, you will not be paid any base salary or other cash compensation (other than the Severance Amount and Benefits described below, subject to the terms of this Agreement), you will not be eligible to participate in the Company’s group employee benefit plans, other than as described below and you will not accrue vacation. However, you will continue vesting in your stock options during the Advisor Period.

For the avoidance of doubt, if you fail to satisfy any of the Conditions, the Advisor Period will end and you will cease vesting as of the last day of the Advisor Period and, if the Advisor Period ends as a result of your breach of the Continuing Obligations, you shall have no right to the Severance Benefits or to any other post-employment compensation or benefits from the Company.

4.
Severance Pay and Benefits

If you enter into and do not revoke this Agreement, and do not resign and are not terminated by the Company for Cause prior to the Anticipated Termination Date, and sign and return the Certificate attached as Exhibit A within the 7-day period following the Date of Termination, the Company will provide you with the following “Severance Amount and Benefits”:

(a)
Severance Amount. The Company shall pay you a Severance Amount equal to nine (9) months of your Base Salary. The Company shall pay you the Severance Amount in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(b)
Health Benefits. Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the nine

(9) month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA.
(c)
Exercise Period Extension. If you enter into and comply with this Agreement, and subject to approval by the Company’s Board of Directors, the period during which you may exercise your vested stock options (the “Exercise Period”) shall be extended until the date that is twelve (12) months after the end of the Advisor Period (the “Exercise Period Extension”). You acknowledge that as a result of this extension of the Exercise Period, to the extent your vested stock options were incentive stock options, they will convert to nonqualified stock options, subject to applicable law. If you sign this Agreement, you are advised to seek tax guidance from your personal tax advisors with regard to the tax consequences to you of the Exercise Period Extension.
(d)
2024 Prorated Bonus. If the Date of Termination occurs between January 1, 2024 and March 31, 2024, the Company will pay you an annual target bonus for 2024 equal to your 2023 salary multiplied by your target bonus percentage of forty percent (40%), prorated based on when the Date of Termination occurs during 2024 by multiplying the target bonus amount by x/365, where x is the day in the year when the Date of Termination occurs, and payable within sixty (60) days of the Date of Termination. If the Date of Termination occurs on or after April 1, 2024, the Company will pay you an annual target bonus for 2024 equal to your 2023 salary multiplied by your target bonus percentage of forty percent (40%) and adjusted based on the achievement of corporate goals for 2024 as determined by the Board of Directors of the Company, prorated based on when the Date of Termination occurs during 2024 by multiplying the target bonus amount by x/365, where x is the day in the year when the Date of Termination occurs, and payable at the time the Company pays 2024 bonuses to employees.
5.
Release of Your Claims

In consideration for, among other terms, the Advisor Period and the opportunity to receive continued vesting during such time, and the Severance Amount and Benefit, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•
relating to your employment by and termination of employment with the Company;
•
of wrongful discharge or violation of public policy;
•
of breach of contract;
•
of defamation or other torts;
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B);
•
under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);
•
for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•
for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement or release claims that cannot be released as a matter of law.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

6.
Return of Property

You acknowledge and agree that you are required to return all Proprietary Information (as defined in the Restrictive Covenants Agreement) to the Company upon the termination of the Advisor Period pursuant to the Restrictive Covenants Agreement. This Section 4 is in addition to, and not in lieu of, your obligations to the Company pursuant to the Restrictive Covenants Agreement. By signing below, you acknowledge and agree that upon the termination of the Advisor Period, you will return to the Company, without altering, deleting or purging any files or documents that may contain Company information, all “Company Property,” which shall include, without limitation, all Company property and equipment in your possession, custody or control, including, without limitation, all files, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to your work, including, without limitation, keys and access cards and credit cards. Notwithstanding the foregoing, as discussed above, you may continue to use your Company laptop during the Advisor Period, provided that you comply with this Agreement, do not download or transfer any Proprietary Information to a personal device and promptly return the Company laptop to the Company following the end of the Advisor Period or at the Company’s request without wiping or deleting any information. After returning all such Company Property to the Company, you must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property. In the event that you discover that you continue to retain any such property, you must return it to the Company immediately.

7.
Continuing Obligations

As provided in the Employment Agreement, in consideration for your eligibility for the Severance Amount and Benefits, and notwithstanding anything to the contrary in your Restrictive Covenants Agreement, you agree that: (i) you are not eligible for any Garden Leave Pay (as defined in the Restrictive Covenant Agreement) under the Restrictive Covenants Agreement, (ii) your post-employment noncompetition obligations to the Company under the Restrictive Covenants Agreement nevertheless remain in full effect and are fully enforceable, regardless of the circumstances of your termination and regardless of the lack of Garden Leave Pay; and (iii) your eligibility for Severance Amount and Benefits constitutes mutually agreed-upon, sufficient, fair and reasonable consideration for such noncompetition obligations that is independent of your employment with the Company. Your other Continuing Obligations remain in full effect. The Continuing Obligations (as modified by this Agreement) shall remain in effect throughout the Advisor Period; all references to “employ,” “employee,” ‘employment” and derivations thereof in the Continuing Obligations and therefrom shall be read to include the Advisor Period; and any post-employment restrictions under the Continuing Obligations shall not begin to run until the end of the Advisor Period.

8.
Non-disparagement

Subject to Section 9, you agree not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or any of its affiliates; its or their products or services; or any of its or their current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or its affiliates; its or their products or services; or any of its or their current or former officers, directors, shareholders, employees or agents.

9.
Communications Regarding Your Departure

The Company has issued an announcement about your transition and departure (the “Company Announcement”). You agree to limit any communications regarding your transition and departure to statements consistent with the Company Announcement.

10.
Cooperation

During and after your employment, you agree to cooperate fully with the Company in connection with events or occurrences that transpired while you were employed by the Company. Your full cooperation shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any transaction or any investigation, whether internal or external, or any review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. During any such period of cooperation: (i) the Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 8; (ii) the Company will pay you $350 for each hour of services you provide the Company; and (iii) you agree to track and record your hours in good faith.

11.
Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action).

12.
Tax Treatment; Section 409A
(a)
The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
(b)
The parties intend that payments under this Agreement will be exempt from or comply with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).
13.
Other Provisions
(a)
Termination of Payments. If you breach any of your obligations under this Agreement (including, without limitation, the Continuing Obligations), then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to end the Advisor Period, terminate its payments of the Severance Amount and Benefits to you under this Agreement and/or to seek repayment of such payments. Any such actions in the event of your breach will not affect your Continuing Obligations to the Company.
(b)
Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
(c)
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(d)
Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.
(e)
Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of any of the Continuing Obligations. You further agree that money damages would be an inadequate remedy for any breach of the Continuing Obligations. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. You further agree that if you violate any of the Continuing Obligations, in addition to all other remedies available to the Company at law, in equity, and under contract, you will be obligated to pay all of the Company’s costs of enforcement of the Continuing Obligations, including reasonable attorneys’ fees and expenses.
(f)
Interpretation. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.
(g)
Governing Law; Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law principles thereof that would require the application of the laws of another jurisdiction. The parties hereby submit to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts with respect to any dispute arising under this Agreement.
(h)
Entire Agreement. This Agreement, together with the Continuing Obligations (as modified by this Agreement), constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, except for the Indemnification Agreement and the Equity Documents, which remain in full force and effect.
(i)
Time for Consideration. You acknowledge and agree that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) business day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period. For the avoidance of doubt, (i) if you breach any of the provisions of the Agreement during the Consideration Period, the offer of this Agreement may be withdrawn and your execution of the Agreement will not be valid, and (ii) if you do not enter into or revoke this Agreement, then your employment will end but you will not be entitled to any of the benefits set forth in this Agreement.
(j)
Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. Electronic and pdf signatures shall be deemed to have the same legal effect as originals.

[Remainder of page intentionally left blank.]

Please indicate your agreement to the terms of this Agreement by signing and returning the original or a PDF copy of this letter within the time period set forth above.

We wish you the best in your future endeavors.

Very truly yours,

DISC MEDICINE, INC.

By:
Name:
Title:	Date

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

Joanne Bryce	Date

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

(THIS SHOULD NOT BE SIGNED AT THE SAME TIME THE TRANSITIONAL SERVICES AND SEPARATION AGREEMENT IS SIGNED. IT SHOULD BE SIGNED INSTEAD WITHIN THE 7 DAYS FOLLOWING THE DATE OF TERMINATION)

I, hereby acknowledge and certify that I entered into the Transitional Services and Separation Agreement with the Company to which this Agreement is attached. Capitalized but undefined terms in this Certificate are defined in the Agreement. Pursuant to the Agreement, I am required to sign this “Certificate,” which updates the release of claims in the Agreement, in order to receive the severance benefits described in the Agreement. For this Certificate to become effective and for me to receive such severance benefits, I must sign this Certificate after the Date of Termination but no later than seven days after the Date of Termination. I will not sign this Certificate before the Date of Termination. Subject to the foregoing, the date I sign this Certificate is the “Certificate Effective Date.” I further agree as follows:

1.
A copy of this Certificate was attached as an Exhibit to the Agreement.
2.
In consideration of the benefits described in the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.
3.
I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its officers, directors, employees, agents or other representatives with the exception of those promises expressly contained in this Certificate and the Agreement.
4.
I also represent that I have not been subject to any retaliation or any other form of adverse action by the released parties for any action taken by me as an employee or resulting from my exercise of or attempt to exercise any statutory rights recognized under federal, state or local law. I agree that I have been paid all unpaid wages and other compensation owed to me of the Date of Termination. I also agree that and that none of my rights have been violated under any statute, common law or Company policy, program or agreement. I represent that I have reported any and all workplace injuries that I suffered during my employment, if any, to the Company before executing this Certificate.
5.
I represent that as of the Company’s most recent payroll payment of salary or wages to me, I have been fully paid for all salary or wages then due to me, and I acknowledge that I am not eligible for any other compensation from the Company, except as otherwise specified in this Agreement.
6.
I agree that this Certificate is part of the Agreement.

Accepted and Agreed:

Joanne Bryce